EXHIBIT 10.2

Published CUSIP Number: 48354VAC6

SECOND AMENDED AND RESTATED

TERM LOAN CREDIT AGREEMENT

dated as of September 20, 2010

among

KAMAN CORPORATION

as Borrower,

BANK OF AMERICA, N.A.,

as the Administrative Agent and the Collateral Agent,

The Other Lenders Party Hereto,

RBS CITIZENS, N.A.,

as the Syndication Agent

and

BANC OF AMERICA SECURITIES LLC,

and

RBS CITIZENS, N.A.,

as the Co-Lead Arrangers and Book Managers

i

(continued)

(continued)

(continued)

(continued)

v

SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Loans and Applicable Percentages
5.04	Subsidiaries; Other Equity Investments
5.12(b)	Liens
5.12(c)	Investments
5.22	Intellectual Property Matters
7.17	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Intercreditor Agreement
F	Form of Permitted Supplier Financing Arrangements Documentation

SECOND AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of September 20, 2010, among KAMAN CORPORATION, a Connecticut corporation (the “Company” or the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”), and RBS CITIZENS, N.A. (“RBS”), as Syndication Agent (the “Syndication Agent”).

WHEREAS, pursuant to that certain Term Loan Credit Agreement (as amended, supplemented or otherwise modified prior to the Closing Date, the “Original Credit Agreement”) dated as of October 29, 2008 (the “Original Closing Date”), among the Borrower, certain of the Lenders, Bank of America and The Bank of Nova Scotia, as co-administrative agents, and Bank of America, as administrator, subject to the terms and conditions contained therein, provided term loans to the Borrower;

WHEREAS, the Original Credit Agreement was amended and restated pursuant to that certain Amended and Restated Term Loan Credit Agreement (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”) dated as of September 17, 2009, among the Borrower, certain of the Lenders, Bank of America and The Bank of Nova Scotia, as co-administrative agents, and Bank of America, as administrator and collateral agent;

WHEREAS, the Company has requested, among other things, to amend and restate the Existing Credit Agreement, and the Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent agree that on the Closing Date the Existing Credit Agreement is hereby amended and restated in its entirety as set forth herein and shall remain in full force and effect only as set forth herein:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means any transaction or series of related transactions consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) a majority of the securities of a corporation, which securities have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage and voting power) of the outstanding partnership interests of a partnership or membership interests of a limited liability company.

“Administrative Agent” means Bank of America as the “Administrative Agent” hereunder and any successor, transferee and assign thereof in such capacity.

“Administrative Agent Fee Letter” means that letter, dated as of August 24, 2010, among Banc of America Securities LLC, Bank of America and the Company in connection with this Agreement.

“Administrative Agent’s Funding Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company.

“Administrative Questionnaire” means an Administrative Questionnaire in form and substance satisfactory to the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Second Amended and Restated Term Loan Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of Euro, Sterling, Australian Dollar and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means the Dollar Equivalent of all Loans outstanding that are denominated in Alternative Currencies (calculated as of the date such Loans are made), which sublimit shall decrease on a proportional basis as a result of any payments of principal of any Loans that are denominated in Alternative Currencies.

“Annual Basket Amount” has the meaning specified in Section 7.06(f).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the total outstanding Loans represented by such Lender’s outstanding Loans at such time. If the Loans have been repaid, then the Applicable Percentage of each Lender shall be determined based on the Loans of such Lender most recently in effect, giving effect to any subsequent assignments.

“Applicable Rate” means (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01(b), the Applicable Rate set forth as Pricing Level 4 in the grid below and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Senior Secured Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.01(b):

Applicable Rate
Pricing Level	Consolidated Senior Secured Leverage Ratio	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
1	≤ 1.00x	200.0 bps	100.0 bps
2	> 1.00x but ≤ 1.50x	200.0 bps	100.0 bps
3	> 1.50x but ≤ 2.00x	212.5 bps	112.5 bps
4	> 2.00x but ≤ 2.50x	225.0 bps	125.0 bps
5	> 2.50x but ≤ 3.00x	250.0 bps	150.0 bps
6	> 3.00x	300.0 bps	200.0 bps

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Senior Secured Leverage Ratio shall become effective as of the date a Compliance Certificate is received by the Administrative Agent pursuant to Section 6.01(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 6 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“AUD” or “Australian Dollar” means the lawful currency of Australia.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means all or any portion of any Loan made hereunder that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Brookhouse Investments” means Investments in an amount not to exceed £65,000,000 in the aggregate made by the Company or any of its Subsidiaries, in Kaman UK Holdings Limited or any of its Subsidiaries pursuant to the UK Acquisition (it being understood that £45,043,495 of such Investments have been invested prior to the Closing Date and the remaining £19,956,505 of such Investments may be made after the Closing Date); provided, however, that to the extent any such Investments are in the form of intercompany loans, such intercompany loans may be repaid and additional intercompany loans may be made in an aggregate amount not to exceed the amount of such repayments.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, (i) the state where the Administrative Agent’s Funding Office with respect to Obligations denominated in Dollars is located, (ii) Hartford, Connecticut, (iii) New York, New York or (iv) Boston, Massachusetts, and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollar” or “CAD” means the lawful currency of Canada.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as collateral for the Obligations, cash or deposit account balances.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that is a Lender or an Affiliate of a Lender and is party to a Cash Management Agreement (or was a Lender or an Affiliate of a Lender at the time such Person entered into such Cash Management Agreement) in its capacity as a party to such Cash Management Agreement.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that for purposes of this Agreement, the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and to have been adopted after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“Co-Lead Arrangers” means Banc of America Securities LLC and RBS Citizens, N.A., in their respective capacities as co-lead arrangers and co-book managers.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Collateral Documents” means, collectively, the Security Agreement, the Securities Pledge Agreement, the Share Charge, the Intellectual Property Security Agreements, each of the security agreements, pledge agreements or other similar agreements or supplements delivered to the Collateral Agent pursuant to Section 4.01 or Section 6.13, and each of the other agreements, instruments, supplements or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income tax expense by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense and (iv) other non-recurring or extraordinary expenses of the Company and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax benefits of the Company and its Subsidiaries for such period and (ii) all non-recurring or extraordinary gains of the Company and its Subsidiaries increasing such Consolidated Net Income which do not represent a cash item in such period or any future period. For purposes of calculating Consolidated EBITDA for any period in which a Permitted Acquisition has been consummated, Consolidated EBITDA shall be adjusted in a manner which is reasonably acceptable to the Administrative Agent in all respects to give effect to the consummation of such Permitted Acquisition on a Pro Forma Basis as if such Permitted Acquisition had been consummated on the first day of the applicable Measurement Period.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, of or by the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for that period.

“Consolidated Net Worth” means the Company’s consolidated shareholders’ equity on any date of determination (including any and all Qualifying Preferred Stock) as determined under GAAP.

“Consolidated Senior Secured Indebtedness” means Consolidated Total Indebtedness of the Company and its Subsidiaries to the extent such Indebtedness is secured by a Lien (including, without limitation, the Obligations and the obligations under the Revolving Loan Documents).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of the last day of the most recently ended Measurement Period to (b) Consolidated EBITDA for such Measurement Period.

“Consolidated Total Indebtedness” means, as of any date of determination, consolidated Indebtedness (which amount, for the avoidance of doubt, shall include all types of Indebtedness listed in the definition of such term contained herein) of the Company and its Subsidiaries in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of the last day of the most recently ended Measurement Period to (b) Consolidated EBITDA for such Measurement Period.

“Contingent Liability” means any liability, indebtedness or obligation of the type described in Section 7.03.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means that certain Amended and Restated Memorandum of Grant of Security Interest in Copyrights, executed and delivered on the Closing Date, among the Loan Parties and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent, and any other Copyright Security Agreement or joinder or supplement thereto that may be entered into after the Closing Date, each as amended, supplemented or otherwise modified from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, unless such obligation is the subject of a good faith dispute, (b) has notified the Company or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, a state thereof or the District of Columbia.

“Domestic Subsidiary Guarantee” means each Domestic Subsidiary Guarantee or joinder or supplement thereto executed and delivered by each Domestic Subsidiary of the Company in favor of the Secured Parties, including, without limitation, the Amended and Restated Domestic Subsidiary Guarantee dated as of even date herewith by the Domestic Subsidiary Guarantors in favor of the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Domestic Subsidiary Guarantor” means any Domestic Subsidiary of the Company which (i) has executed a Domestic Subsidiary Guarantee pursuant to Section 4.01(a) of this Agreement on the Closing Date or (ii) is required to execute a Domestic Subsidiary Guarantee in accordance with Section 6.13 of this Agreement.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to, or operation of, a single or unified European currency.

“Environmental Laws” means any and all Requirements of Law regulating, relating to or imposing liability or standards or conduct concerning, any Hazardous Materials or environmental protection.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from, or based upon, (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974 and all rules and regulations promulgated pursuant thereto, as the same may from time to time be supplemented or amended.

“ERISA Affiliate” means, with respect to the Borrower, any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company, the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company, the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Suspension Notice” has the meaning specified in Section 3.02.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, the Collateral Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction

(or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States (or any political subdivision thereof) or any similar tax imposed by any other jurisdiction (or any political subdivision thereof) in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Loan Party to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e)(i).

“Existing Credit Agreement” has the meaning specified in the recitals hereto.

“FASB Standards” means the standards established by the Financial Accounting Standards Board, in effect from time to time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Administrative Agent Fee Letter.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means a Loan Party that is a Foreign Subsidiary.

“Foreign Ownership Control or Influence Requirements” means the requirements set forth in the National Industrial Security Program Operating Manual, DoD 5220.22-M, issued by the United States Department of Defense on February 28, 2006, and any similar or successor Laws or guidance issued by any agency or instrumentality of the United States Federal government applicable to the Company or any of its Subsidiaries in such Person’s capacity as a contractor to the United States Federal government.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, in relation to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any liabilities of any other Person in any manner, whether directly or indirectly. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender and is party to a Swap Contract required or permitted under Article VI or VII (or was a Lender or an Affiliate of a Lender at the time such Person entered into such Swap Contract) in its capacity as a party to such Swap Contract.

“Increase Effective Date” has the meaning specified in Section 2.15(d).

“Incremental Term Loan” has the meaning specified in Section 2.15(a).

“Indebtedness” means, in relation to any Person, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures or notes or similar instruments which (in the case of such similar instruments only) are held by financial institutions; (c) all obligations, contingent or otherwise, relative to the Stated Amount of any letters of credit, whether or not drawn, issued for the account of such Person; (d) all obligations of such Person upon which interest charges are customarily paid, excluding trade indebtedness incurred in the ordinary course of business; (e) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade indebtedness incurred in the ordinary course of business); (f) all capitalized lease obligations of such Person; (g) all obligations of such Person as an account party in respect of bankers’ acceptances; and (h) all Guarantees of such Person in respect of any of the foregoing. For the avoidance of doubt, Indebtedness does not include obligations under Secured Cash Management Agreements or Secured Hedge Agreements.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capitalized lease as of any date shall be deemed to be the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning specified in Section 10.07.

“Intellectual Property Security Agreements” means the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of even date herewith by and among the Administrative Agent, on behalf of the Lenders, Bank of America, as “Administrative Agent” on behalf of the Revolving Loan Lenders, Bank of America, as Collateral Agent, and acknowledged by the Loan Parties, as amended, restated, supplemented or otherwise modified from time to time, in substantially the form of Exhibit E hereto.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.22.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the offices, branches and Affiliates of such Lender described as such in such Lender’s Administrative Questionnaire, or such other offices, branches and Affiliates as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever

(including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Line Banks” means any Lender hereunder, together with any Affiliate thereof, in each case, so long as such Person (or its Affiliate) remains a Lender hereunder.

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means (i) this Agreement, the Notes, each Domestic Subsidiary Guarantee, each Loan Notice, each Collateral Document, each Fee Letter, the Intercreditor Agreement and each other letter (including, without limitation, fee letters), notice, agreement, certificate, document or instrument delivered in connection with this Agreement and (ii) any agreements or instruments pursuant to which the Obligations of the Company or any other Loan Party under this Agreement, any of the Notes or any of the other Loan Documents are refunded, refinanced or replaced (in whole or in part) from time to time, as such agreements, certificates, documents and instruments referred to in clauses (i) and (ii) of this definition may from time to time be amended, supplemented, restated, renewed or otherwise modified.

“Loan Notice” means (a) a notice of Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a) which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means the Borrower, each Domestic Subsidiary Guarantor, and any other Subsidiary of the Borrower obligated under any Loan Document.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.

“Material Adverse Effect” means any of the following: (a) any materially adverse effect on the business, assets, properties, operations, liabilities (actual or contingent) or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole; (b) any material impairment of the ability of the Borrower to perform any of its respective obligations under this Agreement, the Notes or any other Loan Document; (c) any impairment of the ability of any Domestic Subsidiary Guarantor to perform any of its obligations under any Domestic Subsidiary Guarantee or other Loan Documents which impairment would either (i) have a material adverse effect on the obligations of all the Domestic Subsidiary Guarantors under the Domestic Subsidiary Guarantees or such other Loan Document, when taken together as a whole, or (ii) result in non-compliance with Section 6.07; or (d) any impairment of the validity or enforceability of this Agreement, the Notes or any other Loan Documents or any of the rights, remedies or benefits to the Administrative Agent, the Collateral Agent or the Lenders under this Agreement, the Notes, any Domestic Subsidiary Guarantee, any Collateral Document or any other Loan Document.

“Material Subsidiary” means any Subsidiary that is not a Non-Material Subsidiary.

“Maturity Date” means four years from the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Non-Material Subsidiary” means any Subsidiary from time to time identified as a Non-Material Subsidiary by the Company in writing to the Administrative Agent; provided that the revenues of all such Subsidiaries (on a consolidated basis) for the fiscal year most recently ended shall not exceed 10% of the consolidated revenues generated by the Company and its Subsidiaries for such fiscal year.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management Agreement, Secured Hedge Agreement or Secured Line, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that Obligations under Secured Lines shall not exceed $20,000,000 in the aggregate at any time.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” has the meaning specified in the recitals hereto.

“Original Credit Agreement” has the meaning specified in the recitals hereto.

“Original Loans” has the meaning specified in Section 2.01(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof of the Loans after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patent Security Agreement” means that certain Amended and Restated Patent Collateral Assignment and Security Agreement, executed and delivered on the Closing Date, among the Loan Parties and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent and any other Patent Security Agreement or joinder or supplement thereto that may be entered into after the Closing Date, each as amended, supplemented or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date as to such Pension Plan of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Permitted Acquisition” means any Acquisition permitted pursuant to Section 7.11(b).

“Permitted Supplier Financing Arrangement” means a transaction or transactions whereby the Company or any of its Subsidiaries sells a portion of its accounts receivable at the request of a customer of the Company or such Subsidiary (and, for the avoidance of doubt, not with respect to accounts receivable of the Company or any of its Subsidiaries generally) and:

(a) the Company or such Subsidiary, prior to entering into such transaction, shall have provided the Administrative Agent with copies of all documentation regarding such Permitted Supplier Financing Arrangements and, to the extent such documentation is not in form and substance substantially similar to the documentation attached hereto as Exhibit F, such documentation shall otherwise be in form and substance satisfactory to the Administrative Agent;

(b) all or substantially all of the proceeds of such transaction are received in cash;

(c) the aggregate amount of the accounts receivable sold pursuant to all such transactions shall not exceed $62,500,000 during any fiscal quarter and $250,000,000 during any fiscal year;

(d) such transaction shall be without recourse to the Company and its Subsidiaries other than customary recourse terms provided for in the applicable documentation (in connection with customary representations made with respect to the applicable receivables);

(e) any discount rate applicable to such transaction shall be reasonable and customary based on market terms at such time; and

(f) prior to and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by the Company with respect to any such plan that is subject to the Pension Funding Rules, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Stock Collateral” means “Pledged Collateral” as defined in Section 1 of the Securities Pledge Agreement.

“Pledged Debt” has the meaning specified in Section 4.1 of the Security Agreement.

“Pro Forma Basis” means, in connection with any acquisition of any Person, business or assets proposed to be made by any Loan Party hereunder, (a) the pro forma calculation of compliance with the financial covenants set forth in Section 7.18 made as if the assets, business or Person acquired was acquired on the first day of the Measurement Period tested by such financial covenant and all Indebtedness created, incurred, issued, assumed or repaid during the relevant Measurement Period in connection with any such acquisition had been created, incurred, issued, assumed or repaid on the first day of such Measurement Period and (b) following any such acquisition, the pro forma calculation of compliance with the financial covenants set forth in Section 7.18 for the fiscal quarter in which such acquisition was consummated and each of the three fiscal quarters immediately following the consummation of such acquisition with reference to the historical financial results of such Person, business or assets after giving effect on a pro forma basis to such acquisition as if such Person, business or assets was acquired on the first day of the Measurement Period tested. In making such pro forma calculations, interest on any such Indebtedness at a variable rate shall be calculated using the rate in effect at the time the calculation is made.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Preferred Stock” means any issued and outstanding preferred stock of the Company with respect to which no mandatory redemption or repurchase is or could be required of the Company or any of its Subsidiaries prior to the Maturity Date.

“Real Estate” means any real estate owned or operated by the Company or any of its Subsidiaries.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the Total Outstandings provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, any time there are four or more Lenders, and any two Lenders in the aggregate hold greater than 50% of the outstanding principal amount of the Loans outstanding on such date, at least three Lenders shall be required to constitute “Required Lenders” on such date.

“Responsible Officer” means the chief executive officer, president, vice president-finance, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require as a result of exchange rate fluctuations or similar circumstances.

“Revolving Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of September 20, 2010, among the Company, certain Subsidiaries of the Company from time to time party thereto, Bank of America, as administrative agent and the collateral agent for the Revolving Loan Lenders, the Revolving Loan Lenders, and RBS Citizens, N.A. and JPMorgan Chase Bank, N.A. as co-syndication agents, as the same shall be amended, supplemented or otherwise modified from time to time.

“Revolving Loan Documents” means the “Loan Documents” as defined in the Revolving Credit Agreement.

“Revolving Loan Lenders” means those “Lenders” as defined in and party to the Revolving Credit Agreement.

“Revolving Loans” means the “Loans” as defined in the Revolving Credit Agreement.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Line” means any credit facility (other than pursuant to this Agreement and the Term Loan Credit Agreement) permitted under Article VII that is entered into by and between any Loan Party and any Line Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Line Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Pledge Agreement” means (a) that certain Amended and Restated Securities Pledge Agreement dated as of even date herewith by and among the Loan Parties and the Collateral Agent, as amended and in effect from time to time and (b) any other agreement pursuant to which the Equity Interests (or any portion thereof) of a Subsidiary of any Loan Party are pledged to the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

“Security Agreement” means that certain Amended and Restated Security Agreement dated as of even date herewith by and among the Loan Parties and the Collateral Agent, as amended and in effect from time to time.

“Share Charge” means that certain Share Charge dated as of September 17, 2009, by and among Kaman Aerospace Group, Inc., Kaman UK Holdings Limited and the Collateral Agent.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stated Amount” of each letter of credit means the total Dollar amount then available to be drawn under such letter of credit.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which more than 50% of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trademark Security Agreement” means that certain Amended and Restated Trademark Collateral Security and Pledge Agreement, executed and delivered on the Closing Date, among the Loan Parties and the Collateral Agent, in form and substance reasonably satisfactory to the Collateral Agent and any other Trademark Security Agreement or joinder or supplement thereto that may be entered into after the Closing Date, each as amended, supplemented or otherwise modified from time to time.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Acquisition” means the acquisition by the Company of Brookhouse Holdings Limited and its Subsidiaries on June 12, 2008.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to the Pension Funding Rules for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, which approval shall not be unreasonably withheld); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06. [Intentionally Omitted.]

1.07. Change of Currency. Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE LOANS

2.01. The Loans.

(a) Under the Original Credit Agreement, the Lenders made term loans to the Borrower, which were amended and restated under the Existing Credit Agreement (the “Original Loans”). On the Closing Date, the Original Loans of each Lender shall automatically, and without any action on the part of any Person, be deemed to be a Loan hereunder. The Loans are not revolving in nature and any portion thereof that is repaid or prepaid may not be reborrowed. The principal amount of Loans outstanding to each Lender on the Original Closing Date and on the Closing Date is set forth on Schedule 2.01.

(b) Each Loan shall be either a Base Rate Loan or a Eurocurrency Rate Loan, as the Borrower may elect, in each case subject to the provisions of this Agreement. No Lender shall be responsible to the Borrower, the Administrative Agent or the other Lenders for the obligations of any other Lender. The Administrative Agent shall not be responsible to the Borrower for the obligations of any of the Lenders.

2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, provided, that Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Loans to be borrowed. If the Company fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Funding Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) five (5) Interest Periods in effect with respect to Loans denominated in Dollars and (ii) five (5) Interest Periods in effect with respect to Loans denominated in Alternative Currencies.

2.03. [Intentionally Omitted.]

2.04. [Intentionally Omitted.]

2.05. Prepayments.

(a) Optional. The Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Company, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Mandatory. If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans (or Cash Collateralize the amount of such excess) in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Alternative Currency Sublimit then in effect. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Promptly after any cash collateral provided hereunder shall no longer be required by this clause (b), such cash collateral shall be returned to the Company.

(c) Each prepayment shall be made to the Administrative Agent for prompt distribution to each Lender pro rata based upon its Applicable Percentage.

(d) Each prepayment of the Loans shall be applied to reduce the payments required by Section 2.07 in the inverse order of maturity.

2.06. [Intentionally Omitted.]

2.07. Repayment of Loans. The Borrower agrees to pay the outstanding principal amount of the Loans in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Article VIII:

Payment Date	Percentage of Original Loan Amount
September 30, 2010	$1,250,000.00
December 31, 2010	$1,250,000.00
March 31, 2011	$1,250,000.00
June 30, 2011	$1,250,000.00
September 30, 2011	$1,250,000.00
December 31, 2011	$1,250,000.00
March 31, 2012	$1,250,000.00
June 30, 2012	$1,250,000.00
September 30, 2012	$1,250,000.00
December 31, 2012	$1,250,000.00
March 31, 2013	$1,250,000.00
June 30, 2013	$1,250,000.00
September 30, 2013	$1,250,000.00
December 31, 2013	$1,250,000.00
March 31, 2014	$1,250,000.00
June 30, 2014	$1,250,000.00
Maturity Date	$22,500,000.00 (or remaining unpaid principal amount, if different)

2.08. Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. The Company agrees (i) to pay each of the fees or other amounts required by the Administrative Agent Fee Letter, in the amounts and at the times heretofore agreed to as set forth therein, and (ii) to pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of, or other adjustment to, the financial statements of the Company or, for any other reason (in such case, upon notice by the Administrative Agent to the Company), the Company or the Lenders determine that (i) the Consolidated Senior Secured Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.

(c) If, as a result of any restatement of, or other adjustment to, the financial statements of the Company or, for any other reason (in such case, upon notice by the Company to the Administrative Agent), the Company or the Lenders determine that (i) the Consolidated Senior Secured Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Senior Secured Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent shall use commercially reasonable efforts to request that the Lenders (or such Persons that were Lenders at the time such overpayment was made) pay to the Administrative Agent for the account of the Borrower an amount equal to the excess of the amount of interest and fees that was actually paid for such period over the amount of interest and fees that should have been paid for such period. The Administrative Agent’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.

2.11. Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12. Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Funding Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Funding Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative

Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) [Intentionally Omitted.]

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Application of Payments. Subject to Section 8.03, any partial payment of the Obligations under or in respect of any Loan shall be applied by the Lender holding such Loan (i) first, to the payment of all of the interest which shall be due and payable on the principal of such Loan at the time of such partial payment, (ii) then, to the payment of all (if any) other amounts (except principal) due and payable under such Loan at such time, and (iii) finally, to the payment of principal of such Loan.

2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to, and in accordance with, the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14. [Intentionally Omitted.]

2.15. Incremental Term Loans.

(a) Request for Increase. Provided there exists no Default and subject to pro forma compliance with all covenants set forth herein, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may, from time to time, request an uncommitted incremental term loan (an “Incremental Term Loan”) by an amount (for all such requests) not exceeding $50,000,000; provided, that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Company may make a maximum of two (2) such requests (excluding any requests which are not consummated) pursuant to this Section 2.15(a). At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to make an Incremental Term Loan and, if so, the amount of its commitment of such requested Incremental Term Loan. Any Lender not responding within such time period shall be deemed to have declined to make such Loan.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent.

(d) Increase Effective Date and Allocations. If an Incremental Term Loan is made in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Terms of the Incremental Term Loans. The amortization of each Incremental Term Loan shall be consistent on a ratable basis (as described below) with the amortization provided for in Section 2.07 and each Incremental Term Loan shall be pari passu with the existing Loans with respect to payment rights. In the event that the pricing for any Incremental Term Loan (inclusive of upfront fees and original issue discount) is greater than the pricing (inclusive of upfront fees and original issue discount) for the Original Loans, then the Applicable Rate with respect to the Original Loans shall be increased to the extent necessary such that the pricing for the Original Loans is equal to the pricing of such Incremental Term Loan. This Agreement shall be supplemented to give effect to each Incremental Term Loan by documentation executed by the Lender or Lenders providing the commitments with respect to such Incremental Term Loan, the Administrative Agent and the Company (and without any required consent of any other Lender); provided, that no change other than those changes contemplated above or reasonably incidental thereto shall occur as a result of the Company’s request for an Incremental Term Loan (including no change with respect to representations and warranties, covenants and events of default), without the consent of the Company and the Required Lenders. For purposes of this section, “ratable basis” shall mean that the principal payments of the Incremental Term Loan required to be paid on each amortization date shall be consistent with the percentages of the remaining amortization payments of the existing term loan (relative to the then outstanding principal amount of the existing term loan) falling due on such date.

(f) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as written as of such date) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent that any representation and warranty is already qualified by materiality, in which case, such representation and warranty shall be true and correct as written as of such earlier date), and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.07 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01, and (B) no Default exists.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16. Collateral and Guaranties.

(a) Collateral. The Loans and the other Obligations shall be secured by valid, first priority perfected and enforceable Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, in all right, title and interest of each Loan Party in all of their personal property and all products and proceeds of the foregoing, as more fully described in the Collateral Documents; provided, however, that, with respect to Foreign Subsidiaries, Liens shall only be granted on 66% of the issued and outstanding Equity Interests of any Foreign Subsidiary the immediate corporate parent of which is the Company or a Domestic Subsidiary. The Liens in the Collateral shall be granted to the Collateral Agent for the benefit of the Secured Parties and shall be valid and perfected first priority Liens subject to the terms of the Intercreditor Agreement.

(b) Guarantees. Payment of the Loans and the other Obligations shall be unconditionally guaranteed by each Domestic Subsidiary Guarantor pursuant to a written Domestic Subsidiary Guarantee, executed by such Loan Party.

(c) Further Assurances. The Borrower covenants and agrees that it shall, and the Company agrees that it shall cause each other Loan Party to, comply with all terms and conditions of each of the Collateral Documents, the Domestic Subsidiary Guarantee to which it is a party and that the Borrower shall, and the Company agrees that it shall cause each other Loan Party to, at any time and from time to time at the request of the Administrative Agent, the Collateral Agent or the Required Lenders execute and deliver such instruments and documents and do such acts and things as the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request in order to provide for or protect or perfect the Lien of the Collateral Agent in the Collateral, subject to the terms of Section 2.16(a) above.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01. Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of, and without reduction or withholding for, any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on, or attributable to, amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby indemnify, the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the

Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Borrower hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company on behalf of the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof (a “Eurocurrency Rate Suspension Notice”) by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice shall be given promptly by such Lender upon its determination that such circumstances no longer exist). Upon receipt of a Eurocurrency Rate Suspension Notice, (x) the Borrower shall, upon demand from the Administrative Agent (upon the Administrative Agent’s receipt of a demand from the applicable Lender), prepay or, at the Borrower’s option, if such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined in accordance with clause (y) of this sentence), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such Eurocurrency Rate Suspension Notice asserts the illegality of such Lender determining or charging interest rates for Base Rate Loans based upon the Eurocurrency Rate (including Base Rate Loans resulting from the conversion of Eurocurrency Rate Loans pursuant to the foregoing clause (x)), the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon (or with reference to) the Eurocurrency Rate (which notice shall be given promptly by the applicable Lender upon such Lender’s determination that it is no longer illegal for such Lender to determine or charge interest rates based upon (or with reference to) the Eurocurrency Rate). Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or

(c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Company will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender determines that it is unlawful for such Lender (but not for the other Lenders generally) to make, maintain or fund Eurocurrency Rate

Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, in each case as set forth in Section 3.02, (ii) any Lender requests compensation under Section 3.04, or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS TO AMENDMENT AND RESTATEMENT

4.01. Conditions of Amendment and Restatement. The effectiveness of this amendment and restatement of the Existing Credit Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronically transmitted copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement by each party hereto and the Domestic Subsidiary Guarantee by each of the Domestic Subsidiary Guarantors, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) each other Loan Document duly executed by each Loan Party, together with, to the extent not previously delivered to the Collateral Agent, certificates representing the Pledged Stock Collateral accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Company and each other Loan Party is validly existing, in good standing (where such concept is applicable) and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a favorable opinion of Crowell & Moring LLP, counsel to the Loan Parties, addressed to the Collateral Agent, the Administrative Agent and each Lender, in form and substance reasonably satisfactory to such addressees, and as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vii) a favorable opinion of Ms. Candace Clark, in-house counsel to the Loan Parties, addressed to the Collateral Agent, the Administrative Agent and each Lender, in form and substance reasonably satisfactory to such addressees, and as to such matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(viii) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.01(e) and (f) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(x) a certificate attesting to the Solvency of the Company, individually, and the Loan Parties, taken as a whole, on a consolidated basis, in each case before and after giving effect to the transactions contemplated hereunder, from the Company’s chief financial officer;

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and corresponding endorsements, naming the Collateral Agent, on behalf of the Secured Parties, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral;

(xii) evidence that the Revolving Credit Agreement has been or concurrently with the Closing Date is being amended and restated on terms satisfactory to the Administrative Agent, the Lenders and the Borrower (as evidenced by the execution and delivery thereof by such parties);

(xiii) all Loans of the Lenders under the Existing Credit Agreement that are not parties to this Agreement shall have been assigned to a Lender that is a party to this Agreement; and

(xiv) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Collateral Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date shall have been paid.

(c) The Company shall have paid all fees, charges and disbursements of counsel to the Administrative Agent, the Co-Lead Arrangers and the Syndication Agent (directly to such counsel if requested by the Administrative Agent, the Co-Lead Arrangers and the Syndication Agent) to the extent invoiced prior to, or on, the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred, or to be incurred, by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent, the Co-Lead Arrangers and the Syndication Agent).

(d) The Closing Date shall have occurred on or before September 30, 2010.

(e) The representations and warranties of (i) the Borrower contained herein and (ii) each Loan Party contained in each other Loan Document or in any document furnished under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(f) No Default shall exist or would result from the transactions contemplated hereunder.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

5.01. Due Organization; Good Standing; Qualification. The Company and each of its Subsidiaries are duly organized, validly existing and, as applicable, in good standing under the Laws of their respective jurisdictions of incorporation, except where a Subsidiary’s failure to be in good standing would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate power, authority, licenses, consents, approvals and the like required (a) to own and operate its respective properties (except where the failure to do so would not have a Material Adverse Effect), (b) to carry on its respective business as presently conducted and (c) to execute, deliver and perform its obligations under the Loan Documents to which it is a party, and each is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction wherein the character of the properties owned or leased by it therein or in which the transaction of its respective business therein makes such qualification necessary except where failure to comply with any of the foregoing would not have a Material Adverse Effect.

5.02. Due Authorization; No Conflicts. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Loan Party of each Domestic Subsidiary Guarantee, and each other Loan Document executed or to be executed by it, and the Borrower’s authority to make the borrowings and obtain the other Borrowings contemplated thereby, have been duly authorized by all necessary corporate or other action on the part of the Company and each such other Loan Party. Such execution, delivery, and performance by the Company and each such other Loan Party, and the making by the Borrower of the borrowings and the obtaining of the other Borrowings contemplated hereby, do not and will not (a) contravene any provision of such Loan Party’s Organization Documents, (b) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in the creation of any Lien upon any of the property of such Loan Party, under any agreement, trust, deed, indenture, mortgage or other instrument to which such Loan Party is a party or by which such Loan Party or any of their respective properties is bound or affected, (c) require any waiver, consent or approval by any creditors, shareholders, or public authority, or (d) violate any Law.

5.03. Binding Agreements. This Agreement has been, and each Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and the Notes and each other Loan Document, when issued and delivered pursuant hereto for value received shall constitute, the legal, valid and binding obligations of each of the Loan Parties that is a party thereto, enforceable in accordance with their respective terms, except as enforcement may be limited by principles of equity, bankruptcy, insolvency, or other laws affecting the enforcement of creditors’ rights generally.

5.04. Subsidiaries; Maintenance of Domestic Subsidiary Guarantee.

(a) All of the issued and outstanding shares of capital stock of each Subsidiary of the Company which is owned by the Company or a Subsidiary of the Company is specifically disclosed in Part (a) of Schedule 5.04, has been validly issued and is fully paid and non-assessable and is free and clear of any Lien except those created under the Collateral Documents. No rights to subscribe for additional shares of stock of any Subsidiary have been granted. The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.04.

(b) The Administrative Agent and the Lenders have the full credit support of the Domestic Subsidiaries pursuant to the Domestic Subsidiary Guarantees (guaranteeing in full the payment of all Obligations pursuant to the Domestic Subsidiary Guarantees).

5.05. No Default. No Default or Event of Default is continuing.

5.06. Financial Statements. The Company has furnished to each of the Lenders: (a) the Audited Financial Statements certified by KPMG LLP, certified public accountants, and

(b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2010 and the related consolidated statements of income, cash flows and shareholders’ equity for the six months ended as of such date, in each case certified by the president or principal financial officer of the Company. Such balance sheets and statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods specified and present fairly the financial condition and results of operations of the Company and its Subsidiaries as at the dates and for the periods indicated, subject, with respect to the financial statements as of, and for the period ending, June 30, 2010, to the absence of footnote disclosures and to normal year-end audit adjustments. The balance sheets referred to in this Section 5.06(a) and the notes thereto disclose all material liabilities, direct or contingent, known to the Company and its Subsidiaries as of the dates thereof.

5.07. No Material Adverse Changes. Since December 31, 2009, there has been no change in the business, assets, operations, prospects, liabilities or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, other than changes the effect of which have not had a Material Adverse Effect.

5.08. No Material Litigation. No action, suit, investigation or proceeding is pending or known to be threatened by or against or affecting the Company or any of its Subsidiaries or any of their respective properties or rights before any Governmental Authority (a) which involves this Agreement, the Notes or any other Loan Document or (b) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.09. Environmental Compliance. To the best of the Borrower’s knowledge and belief, the Company and each of its Subsidiaries is in substantial compliance with all material provisions of applicable Environmental Laws and all judgments, orders and decrees relating thereto and binding upon the Company or any of its Subsidiaries, except where failure to be in compliance would not have a Material Adverse Effect.

5.10. Liens. None of the assets of the Company or any of its Subsidiaries is subject to Liens other than Liens permitted pursuant to Section 7.01.

5.11. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to the Pension Funding Rules, and no application for a funding waiver or an extension of any amortization period pursuant to the Pension Funding Rules has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction under ERISA or the Code or violation of the fiduciary responsibility rules set forth in Part 4 of Title I of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in an amount that would result in a Material Adverse Effect; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, together with the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, and any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.12. Ownership of Properties.

(a) The Company and each of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal (except where the failure to so own such properties or assets, or have such title, would not have a Material Adverse Effect).

(b) Schedule 5.12(b) sets forth a complete and accurate list of all Liens (other than the Liens otherwise permitted by Section 7.01) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.12(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.12(c) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.13. Taxes. Except for Taxes the payment of which is being diligently contested in good faith after the establishment of any reserves required by GAAP, consistently applied, the Company and each of its Subsidiaries has filed all tax returns and reports required by Law to have been filed by it and has paid or caused to be paid all Taxes, assessments and governmental charges of every kind thereby shown to be owing which would, in the aggregate, if not paid, be material as to the Company and its Subsidiaries when taken as a whole or be reportable under the Securities Exchange Act or required under FASB Standards to be disclosed on the Company’s consolidated audited financial statements.

5.14. Regulations U and X. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

5.15. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.16. Accuracy of Information. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. All factual information heretofore or contemporaneously furnished by or on behalf of the Company or any other Loan Party in writing to the Administrative Agent, the Collateral Agent or any Lender for purposes of or in connection with this Agreement or any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Company or any other Loan Party to the Administrative Agent, the Collateral Agent or any Lender will be, true and correct in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Company, the Administrative Agent, the Collateral Agent, and the Lenders, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information is furnished and, in the case of projections, on the basis of reasonable assumptions made in good faith as disclosed in the Loan Documents.

5.17. Use of Proceeds. The Company shall use the proceeds of the Loans in accordance with Section 6.12.

5.18. Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.19. [Intentionally Omitted.]

5.20. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Collateral Agent, the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.21. Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies and otherwise in accordance with the requirements of Section 6.03.

5.22. Intellectual Property; Licenses, Etc. The Company and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.22 sets forth a complete and accurate list of all such federally registered IP Rights owned or used by the Company and each of its Subsidiaries. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23. Solvency. The Company is, individually, and the Loan Parties are, taken as a whole, on a consolidated basis, Solvent.

5.24. Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Company covenants to and agrees with the Administrative Agent and each of the Lenders that, until such date as all the Obligations are paid in full in cash, unless the Required Lenders otherwise consent in writing, the Company shall and shall cause each of its Subsidiaries to:

6.01. Financial Statements. Deliver to the Administrative Agent and each of the Lenders (a) within (i) sixty (60) days after the close of each of the first three quarters of each fiscal year of the Company and (ii) within one hundred twenty (120) days after the close of each fiscal year of the Company, the consolidated balance sheets of the Company and its Subsidiaries as of the close of each such period and consolidated statements of income, cash flows and shareholders’ equity for such period, prepared in conformity with GAAP (subject, in the case of financial statements delivered pursuant to Section 6.01(a)(i), to the absence of footnote disclosures and normal year-end audit adjustments), applied on a basis consistent with that of the preceding period or containing disclosure of the effect on financial position or results of operations of any change in the application of GAAP during the period, and certified by the president or a principal financial officer of the Company as accurate, true and correct in all material respects; (b) together with each such balance sheet referred to in clause (a)(i) and (ii) above, a Compliance Certificate substantially in the form of Exhibit C attached hereto (which Compliance Certificate shall contain written calculations by the Company in reasonable detail concerning compliance or non-compliance, as the case may be, by the Company with the financial covenants referred to herein); (c) together with the annual consolidated financial statements required to be delivered pursuant to clause (a)(ii) above for each fiscal year, a report containing an unqualified opinion of KPMG LLP or a comparable nationally recognized certified public accounting firm, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP; (d) promptly upon the written request of the Administrative Agent, such other information about the business, financial, legal or corporate affairs of the Company and its Subsidiaries, and any endorser or guarantor (if any), as the Administrative Agent may, from time to time, reasonably request or in compliance with the terms of the Loan Documents; and (e) promptly after becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to stockholders, and of all regular and periodic reports filed by the Company with any securities exchange or with the SEC or any governmental agency successor to any or all of the functions of the SEC, and of all press releases issued by the Company.

As to any information contained in materials furnished pursuant to Section 6.02, the Company shall not be separately required to furnish such information under Section 6.01(a)(i) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a)(ii) above at the times specified therein.

6.02. Securities Regulation Compliance Reports. Promptly deliver to the Administrative Agent and each of the Lenders a copy of: (a) all filings including financial statements and reports filed therewith and amendments thereto made by the Company with the SEC pursuant to the Securities Act, the Securities Exchange Act, and the rules and regulations promulgated under either of them; (b) all filings, financial statements and reports filed therewith and amendments thereto made by the Company with each securities exchange on which the securities of the Company are listed, if any, pursuant to the rules and regulations of each such exchange; and (c) all written communications, financial statements, reports, notices and proxy statements sent to any class of holders of securities of the Company.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(a) and (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall not have any responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or each Co-Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark the Borrower Materials “PUBLIC.”

6.03. Insurance. (a) Keep its properties insured against fire and other hazards (so-called “All Risk” coverage) in amounts and with companies satisfactory to the Administrative Agent to the same extent and covering such risks as are customary and reasonably available in the same or a similar business; (b) maintain general liability coverage against claims for bodily injuries or death; and (c) maintain all workers’ compensation, employment or similar insurance as may be required by applicable Law. Alternatively, the Company may self-insure in such amounts and in such manner as may be appropriate in the Company’s industry and in the Company’s reasonable business judgment. The Company, upon the request of the Collateral Agent, agrees to deliver certificates evidencing all of the aforesaid insurance policies to the Collateral Agent, which shall provide for not less than 30 days’ prior notice to the Collateral Agent of termination, lapse or cancellation of such insurance.

6.04. Conduct of Business. Do or cause to be done all things necessary to (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of incorporation; (b) obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (c) comply in all material respects with all Requirements of Law; (d) comply with all of its Organization Documents; (e) maintain its qualification to do business in each jurisdiction in which the conduct of business requires such qualification; and (f) maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition from time to time, and make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may properly be conducted at all times, except, in each case, (i) where the failure to do so would not have a Material Adverse Effect, (ii) that the Company may liquidate or dissolve Subsidiaries from time to time as the Company in the proper exercise of its judgment may determine, so long as any such liquidation or dissolution shall not (x) either individually or in the aggregate have a Material Adverse Effect or (y) be of a Domestic Subsidiary Guarantor, unless such liquidation or dissolution is by merger into, or transfer of assets and/or liabilities to, another Domestic Subsidiary Guarantor, or results in the replacement of one Domestic Subsidiary Guarantee with a new Domestic Subsidiary Guarantee, and after giving effect thereto there shall be no Default or Event of Default hereunder (including in respect of Section 5.04(b) and Section 6.07) and (iii) that the Company may liquidate or transfer such other assets as it may deem advisable, in the proper exercise of its judgment, so long as such sale or liquidation is in compliance with Section 7.06 and, after giving effect thereto, the Company is in compliance with Section 6.07 and the representation and warranty set forth in Section 5.04(b) shall be true and correct.

6.05. Records and Accounts. Maintain true records and books of account, complete and correct in all material respects and in accordance with GAAP, and maintain adequate accounts and reserves for all Taxes (including income Taxes), all depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

6.06. Inspection. Permit any officer or employee designated by the Administrative Agent or any Lender to visit and inspect any of its properties and to examine its books and discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with its officers, all at such reasonable times, upon reasonable notice, in a reasonable manner and as often as the Administrative Agent or any Lender may reasonably request; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided, further, however, that any such visit, inspection or examination, whether during the existence of an Event of Default or otherwise shall be subject to compliance with all applicable security regulations and requirements of any Governmental Authority and the Company’s reasonable policies and practices applicable to safeguarding its trade secrets and proprietary products and practices. The Company agrees with the Administrative Agent and the Lenders that such policies and practices may restrict access by the Administrative Agent and the Lenders to certain areas of certain facilities of the Company or its Subsidiaries, but that such policies and practices shall not restrict in any material respect access by the Administrative Agent and the Lenders to personnel of the Company and its Subsidiaries.

6.07. Domestic Subsidiary Guarantees. The Company shall cause the Administrative Agent and the Lenders to have at all times the full credit support of the Domestic Subsidiaries pursuant to the Domestic Subsidiary Guarantees (guaranteeing in full the payment of all Obligations).

6.08. Further Assurances. Cooperate with the Administrative Agent and each Lender and take such action and execute such further instruments and documents as the Administrative Agent shall reasonably request to effect the purposes of this Agreement, the Notes and the other Loan Documents.

6.09. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, in each case, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

6.10. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.11. Notices. Promptly deliver notice in writing to the Administrative Agent and each Lender:

(a) upon any Responsible Officer of the Borrower or a Domestic Subsidiary Guarantor, or the chief legal officer of the Company, becoming aware of any Default or Event of Default;

(b) upon any Responsible Officer of the Borrower or a Domestic Subsidiary Guarantor, or the chief legal officer of the Company, becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) any breach or non-performance by the Company or any of its Subsidiaries of, or any default by the Company or any of its Subsidiaries under, a material Contractual Obligation of the Company or any of its Subsidiaries; (ii) any material dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Company or any of its Subsidiaries, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Company referred to in Section 2.10(b); and

(e) of the occurrence of any sale of capital stock or other Equity Interests, in each case, of any Subsidiary.

Each notice pursuant to this Section 6.11 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.11(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.12. Use of Proceeds. Use the proceeds of the Loans for working capital, Capital Expenditures and other general corporate purposes (including, without limitation, acquisitions (including Permitted Acquisitions) permitted hereunder) not in contravention of any Law or of any Loan Document.

6.13. Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new direct or indirect Subsidiary (and with respect to any CFC or a Subsidiary that is held directly or indirectly by a CFC, subject to Section 2.16) by any Loan Party, then the Company shall, at the Company’s expense, within 60 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to (i) duly execute and deliver to the Administrative Agent (A) a Domestic Subsidiary Guarantee or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and (B) supplements to the Collateral Documents, as applicable, in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Stock Collateral and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such properties, (ii) take whatever action (including the filing of Uniform Commercial Code financing statements and the giving of notices) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and (iii) deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i) and (ii) above, and as to such other matters as the Administrative Agent may reasonably request.

(b) Subject to Section 2.16, at any time that the revenues generated and/or assets owned by any Foreign Subsidiary, or group of Foreign Subsidiaries organized in any single foreign jurisdiction, for the fiscal year most recently ended equal more than 10% of the consolidated aggregate revenues of the Company and its Subsidiaries and/or 10% of the consolidated assets of the Company and its Subsidiaries for such period, the Company shall, to the extent the following requirements have not previously been satisfied, (x) cause 66% of the Equity Interests of such Foreign Subsidiary or Foreign Subsidiaries to be pledged pursuant to a pledge agreement governed under the local law applicable to such Foreign Subsidiary or Foreign Subsidiaries, which pledge agreement shall be in form and substance satisfactory to the Administrative Agent and the Collateral Agent, (y) take whatever action (including the giving of notices) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledge agreement delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms, and (z) deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clause (x) and (y) above, and as to such other matters as the Administrative Agent may reasonably request.

(c) At any time upon request of the Administrative Agent or the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent or the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties and supplements to the Collateral Documents.

6.14. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to obtain the agreement of all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with, but solely to the extent required by, the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.15. Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Loan Party is organized and existing, in each case, to the extent the failure to do so would result in a Material Adverse Effect, and all approvals and consents of each other Person in such jurisdiction, in each case that are required pursuant to the terms of the Loan Documents.

6.16. Permitted Supplier Financing Arrangements. (a) Promptly provide the Administrative Agent with executed copies of all documentation regarding Permitted Supplier Financing Arrangements and (b) include on each Compliance Certificate delivered pursuant to Section 6.01(b) the aggregate amount of any accounts receivable that have been sold pursuant to Permitted Supplier Financing Arrangements during the applicable fiscal quarter and the applicable fiscal year (or portion thereof) and the applicable discount rate with respect to such sales.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Loan outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01. Liens. Incur or permit to exist any Lien against any of its property or assets, whether now owned or hereafter acquired, except:

(a) any judgment Lien for the payment of money not constituting an Event of Default under Section 8.01(k);

(b) easements, rights-of-way, zoning and similar restrictions, encumbrances or title defects (but specifically excluding mortgages and any other Liens securing Indebtedness) which, in the aggregate, do not materially detract from the value of the properties of, and do not materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(c) Liens incurred in the ordinary course of business which are not material (individually or in the aggregate) to the Company and its Subsidiaries when taken as a whole and do not secure Indebtedness for borrowed money (other than Liens securing reimbursement obligations under banker’s acceptances or commercial letters of credit; provided that such Liens are permitted so long as they only cover the inventory which is the subject of such banker’s acceptances or commercial letters of credit);

(d) Liens on assets which secure previously existing Indebtedness of corporations or business entities acquired by the Company or a Subsidiary, whether by purchase of assets and assumption of liabilities or by purchase of Equity Interests, merger or consolidation, so long as (i) such acquisition is a Permitted Acquisition, (ii) such Liens were not incurred in contemplation of such acquisition and as a result of such acquisition, and do not extend to any of the

Company’s or any Subsidiary’s assets owned before such acquisition and (iii) the Indebtedness secured by such Liens is permitted pursuant to Section 7.02; provided, that not later than 90 days after any such acquisition the Company shall extinguish, or cause to be extinguished, such Liens unless those Liens are otherwise permitted under the terms of any of the other clauses of this Section 7.01;

(e) Liens existing on the date hereof and listed on Schedule 5.12(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02;

(f) carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g) any other Liens; provided that the aggregate amount of Indebtedness secured by such Liens shall not exceed the greater of $20,000,000 or 10% of Consolidated Net Worth at such time; and provided, further, that the Indebtedness secured by such Liens shall be permitted pursuant to Section 7.02;

(h) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(i) Liens on accounts receivable sold pursuant to Permitted Supplier Financing Arrangements;

(j) Liens solely on escrowed amounts granted in favor of escrow agents pursuant to customary terms of escrow agreements in connection with acquisitions permitted hereunder (including Permitted Acquisitions); and

(k) Liens granted pursuant to any Loan Document or any Revolving Loan Document (in each case other than Liens in respect of the Secured Lines, but including Liens in respect of Secured Cash Management Agreements and Secured Hedge Agreements).

No Indebtedness or Liens which might be permitted in connection with the transactions described in clauses (d) and (g) above shall be permitted if, after giving effect to the incurrence of such Indebtedness or Liens, a violation of the financial covenants contained in Section 7.18 would exist on a pro forma basis.

7.02. Limitation on Indebtedness. Create, incur or permit to exist or remain outstanding any Indebtedness except:

(a) Indebtedness under and in respect of the Loan Documents and the Revolving Loan Documents; or

(b) Indebtedness, the incurrence of which would not cause the Company to be in violation of the financial covenants set forth in Section 7.18 on a pro forma basis after giving effect thereto (including on a Pro Forma Basis with respect to any Permitted Acquisition); provided that (i) to the extent any such Indebtedness is secured, the Liens in respect of such Indebtedness are permitted pursuant to Section 7.01, and (ii) in the case of Indebtedness of Subsidiaries which are not Domestic Subsidiary Guarantors, such Indebtedness (including intercompany loans) shall not exceed, individually or in the aggregate, the greater of $25,000,000 or 10% of Consolidated Net Worth at such time; provided that, notwithstanding the foregoing, intercompany Indebtedness with respect to the Brookhouse Investments shall be permitted.

7.03. Contingent Liabilities. Assume, guarantee, endorse or otherwise become liable upon the obligations of any Person or enter into any other agreement having substantially the same effect as a Guarantee, except for:

(a) the endorsement of negotiable instruments for deposit or collection or other transactions in the ordinary course of business which are not material to the Company and its Subsidiaries when taken as a whole; or

(b) obligations incurred by the Company or a Subsidiary to a third party which do not constitute Indebtedness;

provided, that (i) each Subsidiary may guarantee the Obligations of the Company and each other Loan Party hereunder and under each other Loan Document pursuant to a Domestic Subsidiary Guarantee, (ii) each Subsidiary may guarantee the Revolving Loan Obligations of the Company and each other Loan Party (under and as defined in the Revolving Credit Agreement) and under each other Revolving Loan Document and (iii) subject to Section 7.02, the Company may guarantee Indebtedness of its Subsidiaries and any Subsidiary may guarantee Indebtedness of the Borrower or another Subsidiary, so long as the aggregate amount of all Indebtedness so guaranteed, when totaled with all Consolidated Total Indebtedness, without duplication, shall not result in an Event of Default hereunder; and provided, further, that the foregoing shall not prohibit contractual indemnities, not having substantially the same effect as a Guarantee, given in the ordinary course of business. Neither such contractual indemnities nor contingent liabilities under clause (b) of this Section 7.03 shall be included for purposes of calculating any financial covenant under this Agreement.

7.04. Consolidation or Merger. Enter into or undertake any plan or agreement or transaction to merge into or consolidate with or into any Person, unless immediately after the consummation of such merger or consolidation, (a)(i) in the case of the Company, except as set forth in clause (ii) below, the Company is the surviving entity, (ii) in the case of the Company, if the Company elects to reincorporate by merger into a wholly-owned Domestic Subsidiary Guarantor, such Subsidiary is the surviving entity, and, in the case of such a reincorporation by merger, (A) such wholly-owned Subsidiary expressly assumes, in a written instrument executed and delivered to the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, all the Obligations of the Company or such other Loan Party, as the case may be, under each of the Loan Documents and (B) the Administrative Agent and the Lenders have received a written opinion of outside legal counsel to the Company stating that, pursuant to such merger and instrument of assumption, such wholly-owned Subsidiary has assumed all the Obligations of the Company or such other Loan Party under each of the Loan Documents, (iii) in the case of a merger or consolidation between a Subsidiary and an unaffiliated Person, the Subsidiary is the surviving entity, (iv) in the case of a merger of a Domestic Subsidiary Guarantor and a Foreign Subsidiary, such Domestic Subsidiary Guarantor is the surviving entity, and (v) in the case of a merger of a Subsidiary and another Subsidiary, if any Subsidiary is a Domestic Subsidiary Guarantor, such Domestic Subsidiary Guarantor shall be the surviving entity, (b) the Company’s management remains in control of the merged entity, (c) no Default or Event of Default hereunder shall exist or would be reasonably likely to occur as a result of such transaction and (d) the requirements of Section 7.11 are satisfied. For the purposes of this Section 7.04, the acquisition by the Company or any Subsidiary of the Company of all or substantially all of the Equity Interests or all or substantially all of the assets of any Person shall be deemed to be a consolidation of such Person with the Company or such Subsidiary, as the case may be.

7.05. Limitation on Certain Other Fundamental Changes; Amendment to Organization Documents.

(a) In the case of the Company, liquidate, wind-up or dissolve itself (or suffer any liquidation, winding up or dissolution to occur), or make any liquidating distribution.

(b) Amend its Organization Documents in a manner adverse to the Lenders and in a manner inconsistent with the obligations of the Loan Parties under the Loan Documents.

7.06. Sale of Assets. Sell, license, lease, transfer or otherwise dispose of any assets, except for:

(a) sales of inventory in the ordinary course of business;

(b) licenses or leases in the ordinary course of business;

(c) dispositions permitted pursuant to Section 7.04;

(d) conversions of intercompany Indebtedness held by the Company or any of its Subsidiaries into equity Investments in any Subsidiary permitted pursuant to Section 7.17;

(e) sales of accounts receivable pursuant to any Permitted Supplier Financing Arrangement; and

(f) other sales of assets in an aggregate amount for any calendar year not to exceed the Annual Basket Amount; provided that (i) in connection with a sale in any calendar year, if the Company or such Subsidiary re-invests such proceeds in other useful assets of the Company or such Subsidiary within nine months of the date of such sale and during such calendar year, the aggregate amount of such proceeds reinvested shall increase the Annual Basket Amount by an amount equal to such proceeds reinvested, (ii) such increase to any Annual Basket Amount shall not exceed $15,000,000 for any calendar year, (iii) no increase in any Annual Basket Amount for any calendar year may be “carried over” to the next calendar year, and (iv) in no event shall any such single sale or series of related sales permitted under this clause (f) exceed $25,000,000 in the aggregate.

For purposes of this Section 7.06(f), “Annual Basket Amount” shall mean $25,000,000 plus any increases to such amount provided for in clause (f)(i) above.

7.07. Affiliate Transactions. Enter into any transaction with an Affiliate, except (a) upon fair, reasonable and arm’s-length terms, or (b) transactions between (i) the Company and a Domestic Subsidiary Guarantor, (ii) a Domestic Subsidiary Guarantor and another Domestic Subsidiary Guarantor, (iii) a Foreign Subsidiary and another Foreign Subsidiary, or (iv) subject to Section 7.13, intercompany Investments permitted pursuant to Section 7.10; provided, however, that notwithstanding any other provision of this Section 7.07, the Brookhouse Investments shall be permitted.

7.08. Certain Restrictive Agreements. Enter into or permit to exist any indenture, agreement, instrument or other arrangement (other than any Loan Document or any Revolving Loan Document), in connection with the incurrence of Indebtedness which, directly or indirectly, prohibits or limits, or has the effect of prohibiting or limiting, (a) the incurrence of Indebtedness to the Lenders pursuant to any Loan Document, or the payment of such Indebtedness or other Obligations to the Secured Parties, (b) the payment of dividends by any Subsidiary or the making by any Subsidiary of any advances or other payments or distributions to the parent of such Subsidiary, (c) any Domestic Subsidiary Guarantee contemplated hereunder, or (d) the ability of any Loan Party or any Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person.

7.09. Compliance With Environmental Laws. Except in compliance with all applicable Environmental Laws (and except to the extent that noncompliance would not have a Material Adverse Effect), (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Materials, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials, or (c) generate any Hazardous Materials on any of the Real Estate.

7.10. Limitation on Investments. Make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of Cash Equivalents;

(b) advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Company in any Domestic Subsidiary Guarantor and Investments of any Subsidiary in the Company or in another Subsidiary; provided that any Investment by a Subsidiary that is a Loan Party shall be either to the Company or to another Loan Party;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) acquisitions (including, without limitation, Permitted Acquisitions) permitted by Section 7.11;

(g) the Brookhouse Investments; and

(h) other Investments not to exceed the greater of $25,000,000 or 10% of Consolidated Net Worth (calculated as of the date on which such Investment is first made) in the aggregate after the date hereof.

7.11. Limitations on Acquisitions. Enter into any stock or asset acquisition other than for: (a) the acquisition of assets in the ordinary course of such Person’s business; and (b) Acquisitions; provided that, with respect to this clause (b), (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the assets or business subject to such Acquisition is in substantially the same or similar type of business as the Company, (iii) the board of directors (in the case of an asset acquisition) and the shareholders (in the case of a stock acquisition) or both (if required by Law) of any Person to be acquired has approved the terms of such Acquisition, (iv) the Company has delivered to the Administrative Agent a notice of its intention to consummate such Acquisition at least five Business Days prior to the date on which such Acquisition is to be consummated, (v) any newly created or acquired Subsidiary shall comply with the requirements of Section 6.13 within the time period set forth therein, and (vi) on a Pro Forma Basis no Default or Event of Default will occur over the twelve (12) month period following the effective date of such Acquisition as a result of such Acquisition; provided, further, that to the extent the Company or any of its Subsidiaries agrees to, or consummates, any Acquisition having a purchase price in excess of $100,000,000, the Company shall deliver to the Administrative Agent on or before the date of such Acquisition, a Compliance Certificate and financial statements prepared on a Pro Forma Basis evidencing such compliance on a Pro Forma Basis.

7.12. Fiscal Year; Accounting Changes. Permit the fiscal year of the Company to end on a day other than December 31 or make any change in accounting policies or reporting practices, except as required by GAAP.

7.13. Limitations on Transfers to Foreign Subsidiaries. Notwithstanding any provision herein to the contrary, in no event shall the sum of (a) the principal amount of all Revolving Loans, together with accrued and unpaid interest, outstanding to the Loan Parties that are Foreign Subsidiaries, plus (b) the face amount of all Letters of Credit (as defined in the Revolving Credit Agreement) issued and outstanding for the account of Foreign Subsidiaries, plus (c) Contingent Liabilities of Domestic Subsidiaries for the benefit of Foreign Subsidiaries, plus (d) Investments of the Company and Domestic Subsidiaries in Foreign Subsidiaries (including intercompany loans but excluding the Brookhouse Investments), exceed the greater of $25,000,000 or 10% of Consolidated Net Worth at such time in the aggregate at any one time outstanding.

7.14. Most Favored Lender. Agree to, with or for the benefit of the holder(s) of any Indebtedness of, or commitments to provide loans to, the Company or any of its Subsidiaries under the Revolving Credit Agreement (or any refinancing or replacement thereof), any financial or restrictive covenants or events of default which are more restrictive than, or in addition to, the financial or negative covenants or Events of Default contained in this Agreement, or the granting of security, unless the Loan Parties have entered into an agreement with the Lenders, in form and substance reasonably satisfactory to the Lenders, whereby such financial or negative covenants or events of default or provisions regarding security are added to this Agreement. In addition, if any provisions of the Revolving Credit Agreement are updated (including to be consistent with current practices), the Company will allow this Agreement to be modified or supplemented on similar terms.

7.15. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.16. Use of Proceeds. Use the proceeds of any Borrowing in any manner which would result in a violation of the representation contained in Section 5.14.

7.17. Prepayments, Etc. of Unsecured Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any unsecured Indebtedness, except (a) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.17 and refinancings and refundings of such Indebtedness in compliance with Section 7.02, (b) subject to Section 7.13, repayments of intercompany Indebtedness permitted hereunder or conversions of intercompany Indebtedness held by the Company or any of its Subsidiaries into equity Investments in any Subsidiary, and (c) repayments or redemptions of unsecured Indebtedness in an aggregate amount not to exceed $5,000,000 in any calendar year; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom after giving pro forma effect to such repayments or redemptions.

7.18. Financial Covenants.

(a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as of the end of any Measurement Period to be greater than 3.50 to 1.00.

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period to be greater than 4.00 to 1.00.

(c) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period to be less than 4.00 to 1.00.

7.19. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and it Subsidiaries during each calendar year set forth below, the amount set forth opposite such calendar year:

Calendar Year	Amount
2010	$35,000,000
2011	$40,000,000
2012	$42,500,000
2013	$45,000,000
2014	$50,000,000

; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would otherwise result from such expenditure, any portion of any amount set forth above, if not expended in the calendar year for which it is permitted above, may be carried over for expenditure in, and expended during, the next following calendar year; and provided, further, that if any such amount is so carried over, it will be deemed used in the applicable subsequent calendar year before the amount set forth opposite such calendar year above.

7.20. Limitations on Swap Contracts. Create any obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided, that the Company or any Subsidiary may enter into Swap Contracts if (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

ARTICLE VIII.

EVENTS OF DEFAULT; CERTAIN REMEDIES

8.01. Events of Default. The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default”:

(a) Non-Payment of Principal. The principal amount due upon any Loan is not paid when due, whether at maturity, by acceleration or otherwise; or

(b) Non-Payment of Interest, Fees, Etc. Any interest on any Loan, or any fee, or other amount payable or due hereunder or under any other Loan Document, is not paid within five (5) Business Days of the due date thereof; or

(c) Specific Covenants. Any Loan Party fails to perform or observe any covenant, term or agreement contained in clause (a) of Section 6.04, Sections 6.07 and 6.13 and Article VII of this Agreement; or

(d) Other Defaults. Any Loan Party fails to perform or observe any covenant, term or agreement contained in this Agreement (other than those referred to in clauses (a) - (c) above) or in any Loan Document on its part to be performed or observed and such failure continues unremedied for a period of thirty (30) days after any Responsible Officer or chief legal officer of the Company becomes aware or is notified by the Administrative Agent of such default, whichever first occurs; or

(e) Representations and Warranties. Any representation made by the Company or any other Loan Party in this Agreement or in any other Loan Document shall be false or incorrect in any material respect on the date as of which made or deemed to have been made or repeated; or

(f) Cross-Default. (i) Any “Event of Default” shall occur under the Revolving Credit Agreement, as the same is in effect from time to time or (ii) any obligation of the Company or any Subsidiary for the payment of Indebtedness in excess of the Threshold Amount, individually or in the aggregate, (A) becomes or is declared to be due and payable prior to the stated maturity thereof as a result of a default by the Company or any Subsidiary, (B) is not paid when due or within any grace period for the payment thereof, or (C) is evidenced or secured by an agreement pursuant to which there shall occur any default in the performance or observance of any other term, condition or agreement if the effect of such default is to cause or permit the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity; or

(g) Insolvency Proceedings, Etc. The Borrower or any Material Subsidiary makes an assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudicated bankrupt or insolvent; files or consents to the filing of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar relief under any Debtor Relief Law; petitions or applies to any tribunal for any receiver, liquidator, fiscal agent or any other similar agent or any trustee; or there is commenced against the Borrower or any such Subsidiary any such proceeding without the consent of the Borrower or such Subsidiary which is not dismissed within sixty (60) days after the commencement thereof; or

(h) Change of Control. Any Change of Control occurs; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. This Agreement or any other Loan Document shall (except in accordance with its terms or except as expressly permitted herein or therein), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party party thereto; or the Company or any other Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or

(k) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of fifteen (15) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Section 6.13 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on the Collateral purported to be covered thereby.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Material Subsidiary under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03. Application of Funds. Subject to the terms of the Intercreditor Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, the Secured Hedge Agreements, Secured Cash Management Agreements and Secured Lines, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Secured Hedge Agreements, Secured Cash Management Agreements and Secured Lines, ratably among the Lenders, the Hedge Banks, the Cash Management Banks and the Line Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or other Loan Parties, as applicable, or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Lines shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank or Line Bank, as the case may be. Each Cash Management Bank, Hedge Bank or Line Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and the Collateral Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

9.01. Appointment and Authority.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) Bank of America shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank or a Line Bank, as applicable) hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Bank of America, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(c) Each of the Lenders (including in its capacities as a potential Hedge Bank, a potential Cash Management Bank or a Line Bank, as applicable) hereby further authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and any amendments thereto on behalf of such Lender.

9.02. Rights as a Lender. The Persons serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent and the Collateral Agent hereunder in its individual capacity. Such Persons and their Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Persons were not the Administrative Agent or the Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to, or obtained by, the Person serving as the Administrative Agent or the Collateral Agent or any of their respective Affiliates in any capacity;

(d) shall be liable for any action taken or not taken by it (i) with the consent, or at the request, of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by the Company or a Lender; and

(e) shall be responsible for, or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as the case may be.

9.04. Reliance by the Administrative Agent and the Collateral Agent. The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as the case may be. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent, as the case may be, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or the Collateral Agent.

9.06. Resignation of the Administrative Agent or the Collateral Agent. The Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or Collateral Agent, as the case may be, may on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as the case may be, meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as the case may be, and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section); provided, that the retiring (or retired) Collateral Agent shall not be released from all of its duties and obligations hereunder or under the Loan Documents until such time as it shall deliver to the successor Collateral Agent any documents in its possession that it is holding in its capacity as Collateral Agent. The fees payable by the Company to the successor Administrative Agent or the successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken, or omitted to be taken, by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent, as the case may be.

9.07. Non-Reliance on the Administrative Agent, the Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, the Co-Lead Arrangers or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

9.09. Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent or the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent, the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent and the Collateral Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; provided, that neither the Administrative Agent nor the Collateral Agent shall take any action under this Section 9.09(a) with respect to Obligations arising under a Secured Cash Management Agreement, Secured Hedge Agreement or Secured Line, without the consent of the applicable Cash Management Bank, Hedge Bank or Line Bank party to such Secured Cash Management Agreement, Secured Hedge Agreement or Secured Line; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent and its respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to, or accept, or adopt, on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10. Collateral Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank or a Line Bank, as applicable) irrevocably authorizes the Collateral Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to, or held by, the Collateral Agent under any Loan Document (i) upon payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and/or Secured Lines), (ii) that is sold or to be sold as part of, or in connection with, any sale permitted hereunder or under any other Loan Document, (iii) with respect to Pledged Debt that is converted to equity in accordance with Section 7.17 or with respect to which the obligation evidenced thereby has been repaid in full, or (iv) if approved, authorized or ratified in writing in accordance with Section 10.01; and

(b) to subordinate (and, in the case of Liens permitted by Section 7.01(i), release) any Lien on any property granted to, or held by, the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(c) or (i), it being understood that any Liens granted to the Collateral Agent pursuant to the Collateral Documents with respect to accounts receivable sold pursuant to a Permitted Supplier Financing Arrangement shall, upon the sale of such receivables pursuant to such Permitted Supplier Financing Arrangement, be deemed to be automatically released to the extent required to give effect to such transaction (it being further understood that any such Lien on an account receivable sold pursuant to a transaction that is not a Permitted Supplier Financing Arrangement shall not be deemed to be automatically released upon its sale), and the Collateral Agent, upon the Company’s written request, shall coordinate efforts with the Company to take all actions necessary to evidence the release of such Liens in a manner customary for the relevant jurisdiction and otherwise satisfactory to the Collateral Agent.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property. As specified in this Section 9.10, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents.

9.11. Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank, a potential Hedge Bank or a Line Bank, as applicable) irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any Domestic Subsidiary Guarantor from its obligations under the Domestic Subsidiary Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Domestic Subsidiary Guarantor from its obligations under the Domestic Subsidiary Guarantee pursuant to this Section 9.11. As specified in this Section 9.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Domestic Subsidiary Guarantor from its obligations under the Domestic Subsidiary Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

9.12. Secured Cash Management Agreements, Secured Hedge Agreements and Secured Lines. No Cash Management Bank, Hedge Bank or Line Bank that obtains the benefits of Section 8.03, any Domestic Subsidiary Guarantee or any Collateral by virtue of the provisions hereof or of any Domestic Subsidiary Guarantee or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Collateral Agent shall not be required to verify the payment of Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Lines unless the Collateral Agent has received written notice of such Obligations, together with such supporting documentation as the Collateral Agent may request, from the applicable Cash Management Bank, Hedge Bank or Line Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all, or substantially all, of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h) release all, or substantially all, of the value of the Domestic Subsidiary Guarantee without the written consent of each Lender, except to the extent the release of any Domestic Subsidiary Guarantor is permitted pursuant to Section 9.11 (in which case such release may be made by the Administrative Agent); or

(i) amend, modify or waive the provisions of Section 5.04(b) or Section 6.07 without the written consent of each Lender affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the applicable parties thereto; and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders).

If any Lender does not consent to a proposed amendment, waiver or consent to release with respect to any Loan Document that requires consent of each Lender and that had been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment(s) contemplated by such Section.

10.02. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered by telecopier or through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or the Collateral Agent, as applicable, otherwise prescribes, and, with respect to notices and other communications to the Company, unless the Company otherwise agrees, (i) notices and other communications sent to an e-mail address or by telecopier shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent

Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s or the Collateral Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. The Borrower, the Administrative Agent and the Collateral Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Company, the Administrative Agent and the Collateral Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Collateral Agent and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, the Collateral Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent and the Collateral Agent may be recorded by the Administrative Agent and the Collateral Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent, as the case may be, in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or the Collateral Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent or the Collateral Agent, as the case may be, pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower agrees to pay all out-of-pocket expenses of the Administrative Agent (including due diligence costs and expenses and reasonable fees and expenses of counsel to the Administrative Agent), the Collateral Agent (including reasonable fees and expenses of counsel to the Collateral Agent) and the Lenders (including reasonable fees and expenses of counsel to the Lenders) incurred in connection with: (i) the negotiation, preparation, execution and delivery of this Agreement and each of the other Loan Documents (including schedules and exhibits thereto), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any of the other Loan Documents as may from time to time be hereafter required, whether or not the transactions contemplated hereby and thereby are consummated; provided, that the Borrower shall not be responsible for the out-of-pocket expenses of the Lenders in the case of this clause (i); (ii) the collection of Obligations due hereunder or under any of the other Loan Documents; (iii) the defense, protection, preservation, realization or enforcement of any of the rights or remedies of any of the Administrative Agent, the Collateral Agent or any of the Lenders under any provisions of this Agreement or under any of the other Loan Documents; (iv) the syndication of the Loans; and/or (v) except to the extent such action, suit or proceeding arose as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent, the Collateral Agent or such Lender, any action, suit or proceeding in accordance with this Section 10.04 (whether or not an Indemnitee is a party or is subject thereto); provided, that no fees and expenses of counsel for the Lenders (other than the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Lead Arrangers) shall be payable by the Company unless incurred after an Event of Default has occurred.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent, the Syndication Agent, the Co-Lead Arrangers and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and the Collateral Agent and their Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or the Collateral Agent or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Administrative Agent (or any such sub-agent) or the Collateral Agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Collateral Agent in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee,

on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, and the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. Except in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided, however, that to the extent any such Note replaces an existing Note, such assigning Lender shall use commercially reasonable efforts to return such existing Note to the Borrower for cancellation. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Funding Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the Collateral Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Administrative Agent and the other Lenders acknowledge that the Company and its Subsidiaries perform, or may from time to time, perform, classified contracts funded by or for the benefit of the United States Federal government. The Administrative Agent and the other Lenders agree that neither the Company nor any Subsidiary will be obligated to release, disclose or otherwise make available to the Administrative Agent or any other Lender any classified or other materials not permitted to be provided to any Person not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such material. The Administrative Agent and the other Lenders agree that, in connection with any exercise of a right or remedy under the Loan Documents, the United States Federal government may remove classified information or government-issued property prior to the implementation of any such remedial action implicating such classified information or government-issued property. Upon notice from the Company, the Administrative Agent and the Lenders shall take such steps in accordance with this Agreement, as may reasonably be requested by the Company, and as may be required, to enable the Company or any Subsidiary thereof to comply with the Foreign Ownership Control or Influence Requirements of the United States Federal government.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for application to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been, or will be, relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowings, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement setting forth the rights of Defaulting Lenders, or any limitations thereon, as a result of such status as a Defaulting Lender, shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13. Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender determines that it is unlawful for such Lender (but no other Lender) to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon (or where the Base Rate would otherwise be calculated with reference to) the Eurocurrency Rate, in each case as set forth in Section 3.02, (d) any Lender is a Defaulting Lender or (e) if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with, and subject to, the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY

RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AT THE PROPERTY ADDRESS PROVIDED FOR NOTICES IN SECTION 10.02 OR AT SUCH OTHER ADDRESS AS SUCH PARTY SHALL DIRECT FOR SERVICE OF PROCESS BY WRITTEN NOTIFICATION TO THE OTHER PARTIES. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and each Co-Lead Arranger, are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent and each Co-Lead Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Collateral Agent and each Co-Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent nor any Co-Lead Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent and each Co-Lead Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Co-Lead Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and each Co-Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18. USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent and the Collateral Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Administrative Agent or the Collateral Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.20. No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the obligations under the Existing Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower under the Existing Credit Agreement from any of its obligations and liabilities as a “Borrower” thereunder, as modified hereby; provided, however, that any Default or Event of Default existing under the Existing Credit Agreement is hereby waived as of the Closing Date, except to the extent such Default or Event of Default constitutes a Default or Event of Default as of the Closing Date under this Agreement, as amended and restated on the Closing Date. The Borrower hereby confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean this Agreement.

10.21. Acknowledgment of Prior Obligations and Continuation Thereof. The Borrower (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement; (b) acknowledges and agrees that its obligations owing to the Lenders under each of the Loan Documents (as defined in the Existing Credit Agreement) shall be in respect of the obligations of the Borrower under this Agreement and the other Loan Documents; (c) reaffirms all of its obligations owing to the Lenders under each Loan Document (as defined in the Existing Credit Agreement) and each other Loan Document; and (d) agrees that, except as expressly amended, restated or modified hereby, each of the Loan Documents (as defined in the Existing Credit Agreement) to which it is a party is and shall remain in full force and effect. The Borrower hereby confirms and agrees that all outstanding principal, interest and fees and other obligations under the Existing Credit Agreement immediately prior to the date hereof shall, to the extent not paid on the date hereof, from and after the date hereof, be, without duplication, Obligations owing and payable pursuant to this Agreement and the other Loan Documents as in effect from time to time, shall accrue interest thereon as specified in this Agreement, and shall be secured by this Agreement and the other Loan Documents.

10.22. Acknowledgment of Original Loans and Continuation Thereof. Each Lender (a) consents to the amendment and restatement of the Existing Credit Agreement by this Agreement and agrees that, including on account of the assignment of the Original Loans under the Existing Credit Agreement to such Lenders, that such Lenders constitute all the Lenders for purposes of Section 10.01 of the Existing Credit Agreement; (b) acknowledges and agrees that its Original Loans under the Existing Credit Agreement shall constitute Loans under this Agreement and subject to the terms set forth herein, and (c) acknowledges and agrees that such Lender shall be entitled solely to the rights arising under this Agreement and the Loan Documents, as in effect after giving effect to the amendments and restatements contemplated by, or in connection with, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KAMAN CORPORATION, as the Borrower

By:	/s/ William C. Denninger
	Name:	William C. Denninger
	Title:	Senior Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Kimberly D. Williams
	Name:	Kimberly D. Williams
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeffrey J. McLaughlin, SVP
	Name:	Jeffrey J. McLaughlin, SVP
Title:

RBS CITIZENS, N.A., as the Syndication Agent and a Lender

By:	/s/ Donald A. Wright
	Name:	Donald A. Wright
	Title:	SVP

SOVEREIGN BANK, as a Lender

By:	/s/ Helena O’Reilly
	Name:	Helena O’Reilly
	Title:	Sr. Vice President

SUNTRUST BANK, N.A., as a Lender

By:	/s/ David Simpson
	Name:	David Simpson
	Title:	Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Troy R. Weaver
	Name:	Troy R. Weaver
	Title:	Senior Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Valerie Schanzer
	Name:	Valerie Schanzer
	Title:	Vice President

SCHEDULE 1.01

MANDATORY COST FORMULAE

1. The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3. The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4. The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Company, the rate of charge payable by such Lender to the Financial Services

Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its Lending Office.

10. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13. The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.